EXHIBIT 10.1

Notice of Grant of Stock Options and Option Agreement	National-Oilwell, Inc. 10000 Richmond Avenue — 6th Floor Houston, TX 77042

Name: Grant Date: Number of Shares: Exercise Price:

     Effective ___, you have been granted a Nonqualified Stock Option to buy ___shares of National-Oilwell, Inc. (the Company) common stock at $  per share.

The options vest annually in three equal installments beginning on the first anniversary of the grant date and expire ten years from the grant date.

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the attached Nonqualified Stock Option Agreement and the National-Oilwell, Inc. Stock Award and Long-Term Incentive Plan, as amended and restated.

National-Oilwell, Inc.	Employee
By:
Its:

NATIONAL-OILWELL, INC.

Nonqualified Stock Option Agreement

     AGREEMENT made as of _________ between NATIONAL-OILWELL, INC., a Delaware corporation (the “Company”) and _______________ (“Employee”).

     To carry out the purposes of the National-Oilwell Stock Award and Long Term Incentive Plan, as amended and restated (the “Plan”), by affording Employee the opportunity to purchase shares of the Common Stock of the Company (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

     1. Grant of Option. The Company hereby grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of _________ shares of Stock, on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

     2. Purchase Price. The purchase price of Stock purchased pursuant to the exercise of this Option shall be $_________ per share, which has been determined to be not less than 100% of the fair market value of the Stock at the date of grant of this Option. For all purposes of this Agreement, fair market value of Stock shall be determined in accordance with the provisions of the Plan.

     3. Exercise of Option. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Secretary, at any time and from time to time after the date of grant hereof, but, except as otherwise provided below, this Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by this Option determined by the number of full years from the date of grant hereof to the date of such exercise, in accordance with the following schedule:

PERCENTAGE OF SHARES THAT
NUMBER OF FULL YEARS	MAY BE PURCHASED
Less than 1 year	0%
1 year	33 1/3%
2 years	66 2/3%
3 years or more	100%

     This Option may be exercised only while Employee remains an employee of the Company and will terminate and cease to be exercisable upon Employee’s termination of employment with the Company, except that:

     (a) If Employee’s employment with the Company terminates by reason of disability (within the meaning of section 22(e)(3) of the Code), this Option may be exercised by Employee (or Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) at any time during the period of one year following such termination, but only as to the number of shares Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates.

     (b) If Employee dies while in the employ of the Company, Employee’s estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee, may exercise this Option at any time during the period of one year following the date of Employee’s death, but only as to the number of shares Employee was entitled to purchase hereunder as of the date of Employee’s death.

     (c) If Employee’s employment with the Company is involuntarily terminated at any time after a Change of Control, unless such employment is terminated for cause, this Option may be exercised by Employee at any time during the period of three months following such Involuntary Termination, or by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during a period of one year following Employee’s death if Employee dies during such three-month period, and in each case for 100% of the aggregate number of shares offered by this Option. As used in this paragraph, the term “cause” shall have the same meaning as set forth in paragraph (d) below. As used in this paragraph, “Change of Control” shall mean: (i) the Company completes the sale of assets having a gross sales price which exceeds 50% of the consolidated total capitalization of the Company (consolidated total stockholders’ equity plus consolidated total long-term debt as determined in accordance with generally accepted accounting principles) as at the end of the last full fiscal quarter prior to the date such determination is made; or (ii) any corporation, person or group within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act) of voting securities of the Company representing more than 30% of the total votes eligible to be cast at any election of directors of the Company. As used in this paragraph, “Involuntary Termination” means a termination from employment with the Company that is either (i) initiated by the Company for reasons other than cause, or (ii) initiated by the Employee within twelve months following a Change of Control and after (a) a reduction by the Company of the authority, duties or responsibilities of the Employee immediately prior to the Change of Control (excluding for this purpose (A) an insubstantial reduction of such authorities, duties or responsibilities or an insubstantial reduction of Employee’s offices, titles and reporting requirements, or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee), (b) a reduction of the Employee’s base salary or total compensation as in effect immediately prior to the Change of Control (total compensation including for this purpose: base salary, participation in an annual bonus plan, and participation in a long-term incentive plan) or (c) the transfer of the Employee, without the Employee’s express written consent, to a location which is outside the general metropolitan area in which the Employee’s principal place of business immediately prior to the Change of Control may be located or the Company’s requiring the Employee to travel on company business to a substantially greater extent than required immediately prior to the Change of Control.

     (d) If Employee’s employment with the Company terminates for any reason other than as described in (a), (b) or (c) above, unless such employment is terminated for cause, this Option may be exercised by Employee at any time during the period of three months following such termination, or by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during a period of one year following Employee’s death if Employee dies during such three-month period, but in each case only as to the number of shares Employee was entitled to purchase hereunder upon exercise of this Option as of the date Employee’s employment so terminates. As used in this paragraph, the term “cause” shall mean Employee’s gross negligence or willful misconduct in performance of the duties of Employee’s employment, or Employee’s final conviction of a felony or of a misdemeanor involving moral turpitude.

     This Option shall not be exercisable after the expiration of ten years from the date of grant hereof (the “Expiration Date”), and may only be extended pursuant to the terms and conditions set forth in Section 9 of this Agreement. The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order payable to the order of the Company), (b) by delivering to the Company shares of Stock having a fair market value equal to the purchase price, or (c) any combination of cash or Stock. No fraction of a share of Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof; rather, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

     4. Withholding of Tax. To the extent that the exercise of this Option or the disposition of shares of Stock acquired by exercise of this Option results in compensation income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money or shares of Stock as the Company may require to meet its obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income. Upon an exercise of this Option, the Company is further authorized in its discretion to satisfy any such withholding requirement out of any cash or shares of Stock distributable to Employee upon such exercise.

     5. Status of Stock. Employee agrees that the shares of Stock which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state. Employee also agrees (i) that the certificates representing the shares of Stock purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the shares of Stock purchased under this Option on the stock transfer records of the Company, if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock purchased under this Option.

     6. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company, or a corporation or a parent or subsidiary of such corporation assuming or substituting a new option for this Option. For jurisdictions where notice of termination is required, employment shall terminate for purposes of this Agreement on the date employment actually ceases, irrespective of any determination as to the appropriate period of notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

     7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

     8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     9. Extension of Expiration Date. This option shall be exercisable for an extended period (the “Extension Period”) if 1) the Employee would be subject to the Company’s Special Policy on Insider Trading (the “Policy”) on the Expiration Date, and 2) the Expiration Date occurs during a period when the Employee is prohibited from transacting in the Company’s stock as a result of being subject to the Policy (the “Restricted Period”). The Extension Period shall expire upon the earlier of the following: 1) thirty days after the Restricted Period, or 2) a number of days following the Restricted Period equal to the number of days that the Employee was prohibited from transacting in the Company’s stock during the Restricted Period.